U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 12, 2010 (February 9, 2010)

AZTEC OIL & GAS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of
Incorporation or Organization)

000-32015	87-0439834
(Commission File Number)	(I.R.S. Employer Identification No.)

Aztec Oil & Gas, Inc.
One Riverway, Suite 1700
Houston, Texas 77056
 (Address of principal executive offices including zip code)

(713) 840-6444
(Registrant’s telephone number, including area code)

ITEM 8.01 - Other Events

On February 09, 2010 Aztec Oil & Gas, Inc. announced the successful Marble Falls recompletion in Palo Pinto County, Tx.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZTEC OIL & GAS, INC.

Date: February 12, 2010	By: //s// Franklin C. Fisher, Jr.
Franklin C. Fisher, CEO and Chairman

Aztec Announces Successful Marble Falls Recompletion in Palo Pinto County, Texas

HOUSTON, February 9, 2010 -- Aztec Oil & Gas, Inc. (Pink Sheets: AZGS) previously announced the successful drilling of the Ragle #3 well, which was initially test produced from its deepest secondary target, the Ellenburger formation.  The Ragle #3 has recently been re-completed in the Marble Falls formation and has stabilized at daily rates of approximately 25 BOPD and 50 MCFPD and associated water.  This well has several additional formations up hole that will be developed at a later date, once the Marble Falls formation has been depleted, which is estimated to take several years.

The Ragle #3 is the first of two wells that Aztec has drilled and completed successfully with G&F Oil Company in the Palo Pinto County area of Texas.  “Being able to produce substantial  quantities of oil on a daily basis, as from the Ragle #3 well, keeps Aztec exactly on its path of success with shallow, low risk developmental wells,” stated Aztec President, Waylan Johnson.

Due to the success of the two present Ragle wells, Aztec has contracted to drill two wells on the Wharton and Stanley Projects, located in Palo Pinto and Jones Counties respectively. Similar results to the Ragle wells are estimated, and drilling will commence in the next several weeks.

“Aztec feels it important to point out that after several years of severe drought, almost the entire state of Texas has been inundated with record amounts of rain.  These rains are still occurring and have negatively delayed, but not cancelled, Aztec’s drilling schedules.  In spite of the rains, flooding and mud, Aztec has been able to establish numerous drilling locations in several counties located in areas of prolific shallow production, and get some of its scheduled wells drilled, but not yet completed.  Those wells, and others, will soon be completed and put into production.  At the current commodity prices, being able to bring shallow, Texas, low risk developmental wells, with multiple pay zones, to our niche of the Sponsored Drilling Program industry has helped set Aztec apart from programs focusing on riskier or deeper wells,” added Mr. Johnson.

About Aztec Oil & Gas, Inc.

Aztec is an oil and gas exploration, development and production company focusing on Texas and numerous areas throughout the U.S.  Its interests are highly diversified as exemplified by its direct corporate participation in two Deep Lake wells in Cameron Parish, Louisiana ranging from 13,600 feet to 14,300 feet in depth versus its corporate participation in three shallow gas wells in Oklahoma of which two are conventional wells, and the third is a horizontal, Coal Bed Methane (CBM) well.

Additional to the foregoing, in 2006 Aztec entered the sponsored drilling program industry and, over the next two and one half years, undertook three small, very limited annual drilling partnerships in Appalachia.  While Aztec’s personnel were experienced in oil and gas exploration and production in many parts of the US, including Texas, sponsored drilling program drilling in Appalachia was recommended to Aztec by several broker dealers and a wholesaler.  The foregoing was, supposedly, because many broker dealers were more familiar with sponsored drilling programs from the Appalachian area.  Aztec intentionally limited its sponsored drilling programs over the subject two and one half years in order to become fully familiar with the nuances of the sponsored drilling program industry before expanding to the Company's full capabilities.  In the summer of 2008, due to what Aztec’s officers felt was a questionable, future outlook for shallow, non-shale gas in the Appalachian region; Aztec publicly announced it was discontinuing natural gas drilling in Appalachia.

Aztec focused all drilling in 2009 in Texas.  In addition to the referenced, initial three small Appalachian drilling partnerships; Aztec has sponsored and closed its VIII A, VIII B and VIII C drilling partnerships.  The seventh drilling partnership, Aztec X A Oil & Gas LP, closed in December 2009, also focuses on drilling in Texas.  Aztec Energy LLC, a wholly-owned subsidiary of Aztec, acts as Managing General Partner of all Aztec drilling partnerships and another wholly-owned Aztec subsidiary, Aztec Drilling & Operating, LLC, is the turnkey drilling contractor and operator for such partnerships.  Aztec owns a 30% interest in all of its drilling partnerships.  In general clarification of its activities, Aztec sponsors low risk, development drilling programs which include significant tax benefits, all of which are sold through FINRA Registered Broker Dealers and Registered Investment Advisors to Accredited Investors.  Aztec’s drilling programs focus primarily on shallow oil drilling, are very unique, and also incorporate a sophisticated exit strategy for investors.

For more information on Aztec Oil & Gas, Inc. please visit http://www.AztecOG.com.

This release/announcement is neither an offer to sell nor a solicitation of an offer to buy securities or participations. This release/document contains certain statements, estimates, and forecasts with respect to future performance and events. All statements other than statements of historical fact included in this release/document, the Memorandum, or the Aztec website, including statements regarding future performance of events, are forward-looking statements. All such forward-looking statements are based on various underlying assumptions and expectations and are subject to risks and uncertainties which could cause actual events to differ materially from those expressed in the forward-looking statements. As a result, there can be no assurance that the forward-looking statements included in this release, the Memorandum, or the Aztec Website will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this release/document, the Memorandum, or the Aztec Website might not occur. Accordingly, investors should not rely upon forward-looking statements as a prediction of actual results. Also, the price Aztec Oil & Gas, Inc. and the other parties involved in any properties receive for the oil and natural gas produced on their properties may be less than quoted NYMEX prices at any given time. Aztec does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, subsequent circumstances or otherwise.

Contact:
Phoenix IR Associates
Investor Relations
Tony Drake
(281) 579-1602
Shareholders@AztecOG.com